Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

March 31, 2011

The balances in the sub-accounts on deposit with the trustee as of the above date were:

	Series 2003-1	Series 2004-1

General Sub-Account	$9,808,128.53	$34,445,257.59
Capital Sub-Account	$2,500,000.04	$3,949,043.39
Overcollateralization Sub-Account	$731,355.60	$2,139,119.15
Reserve Sub-Account	$0.00	$3,525,873.45

REP Deposit Account* $ 5,682,927.23

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.